Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2022 first quarter earnings call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, Kevin, and again, welcome everyone.

By way of sharing a few highlights at year-end 2021, we publicly announced the launch of NRC Health’s Human Understanding Program which enables health systems to deliver personalized care at scale. This past quarter, large numbers of current and prospective clients previewed and scrutinized the program. Never have I witnessed such absolute alignment with any product offering, confirming to me we are definitely on the right path. However, achieving personalized care at scale will not be instantaneous for any client organization; rather, accomplished by measured deployment of the program over time and perhaps mirroring the adoption trends we experienced with our digital Voice of the Customer offerings.

Our Human Understanding Program, as you know, is an integrated offering comprised of most of our historical point solutions with a much-elevated mission-driven aspiration; that being, to enable each partner organization to treat each patient as unique.

Knowing how to capture what matters most to patients and associates is our DNA. Delivering that insight to empower personalized interaction for care teams at each interaction draws upon expanded capabilities, including delivering data across workflows and processes for care teams to optimize personal interactions with patients based upon new-found insight about the person.

With that, I will now turn the call back over to Kevin to review our financial performance and will then open the call to your questions.

Kevin

Thank you, Mike.

Our growth strategy continues to focus on organic growth levers of increasing revenue from our core offerings, including our new Human Understanding Program, within our existing client base, as well as adding new clients to increase market share. Revenue growth for the first quarter 2022 was 8% over the first quarter of 2021. First quarter operating income declined by 3% compared to the same period in 2021 as we allocated more resources towards innovation initiatives and associate empowerment benefits. Our first quarter 2022 direct operating expenses also increased from costs related to hosting additional and in-person conferences this year.

We ended the quarter with $147.6 million in total recurring contract value or TRCV. Our TRCV metric represents the total revenue projected under all renewable contracts for their respective next annual renewal periods, assuming no upsells, downsells, price increases, or cancellations, measured as of the most recent quarter end. Our first quarter 2022 ending TRCV decreased by 1% over the prior year.

The decline in TRCV growth rate in 2022 was impacted by our strategy to continue to evolve our business mix as we focus on growing our digital core solutions, while at the same time eliminating certain legacy or non-core solutions. Our adjusted 2022 TRCV growth rate without those eliminations was 2% increase.

Net income for the first quarter 2022, was $8.5 million, compared to $9.2 million for same period in 2021. The lower net income was due to decrease in operating income, as well as increases in our effective tax rate.

The effective tax rate for the first quarter 2022 increased to 25%, compared to 21% for the same period in 2021, mainly due to decreased tax benefits from the exercise of share-based compensation awards and higher state income taxes.

The cash flow from operations was $8.3 million in 2022 down from $14.4 million in 2021. The Company ended the quarter with a cash balance of $47.3 million, up from $43.5 million in the first quarter of 2021.

The Company’s Board of Directors has established priorities for capital allocation with funding of innovation and growth investments, including both M&A activity, as well as internal projects as the preferred use of capital. The Company funded $3.1 million for innovation and growth purposes in the first quarter of 2022. Next in priority is capital allocation for quarterly dividends and share repurchases. In the first quarter of 2022, we paid $3.0 million in quarterly dividends to shareholders and $6.7 million for share repurchases.

That concludes my comments for this morning. I’ll now turn the call back to Mike.

Mike

Thank you, Kevin.

This completes our prepared remarks, so operator I will now ask you to open the call to questions.